Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President & CEO
1515 Arapahoe Street		Nancy Buese, Senior VP and CFO
Tower 2, Suite 700		Andy Schroeder, VP of Finance/Treasurer
Denver, Colorado 80202	Phone:	(866) 858-0482
	E-mail:	investorrelations@markwest.com

MarkWest Energy Partners Announces Quarterly Cash Distribution

DENVER—April 23, 2009— MarkWest Energy Partners, L.P. (NYSE: MWE) today announced that the Board of Directors of the General Partner of MarkWest Energy Partners, L.P., declared a cash distribution of $0.64 per common unit for the first quarter of 2009, for an implied annual rate of $2.56 per common unit.

The first quarter 2009 distribution of $0.64 represents an increase of $0.04 per common unit, or 7 percent, compared to the first quarter 2008 distribution and is unchanged from the fourth quarter 2008 distribution.

“We are pleased to announce our first quarter distribution, which reflects the solid performance of our assets in challenging market conditions,” commented Frank Semple, Chairman, President and Chief Executive Officer.  “The Board of Directors’ decision to maintain the distribution at the current level was based on our first quarter performance and distribution coverage, as well as our outlook for 2009 and 2010.  We look forward to our first quarter earnings call during which we will discuss our financial results and provide an update on our business.”

The first quarter 2009 distribution is payable May 15, 2009, to unitholders of record on May 4, 2009.  The ex-dividend date is April 30, 2009.

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MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwestern and Gulf Coast regions of the United States and is the largest natural gas processor in the Appalachian region.  The primary business strategy of MarkWest is to provide outstanding customer service at competitive rates, maintain financial flexibility, expand operations through organic growth projects and strategic acquisitions, increase utilization of facilities, and reduce the sensitivity of cash flows to commodity price fluctuations.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC.  You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement except as required by law.